Exhibit 4.3

Execution Version

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED MULTICURRENCY MASTER NOTE PURCHASE AGREEMENT

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED MULTICURRENCY MASTER NOTE PURCHASE AGREEMENT, dated as of June 23, 2020 (this “Amendment”), is among Henry Schein, Inc., a Delaware corporation (the “Company”), Metropolitan Life Insurance Company and MetLife Investment Management, LLC (formerly known as MetLife Investment Advisors Company, LLC and MetLife Investment Advisors, LLC) (together, “MetLife”), and each of the holders of the Existing Notes (as defined below) (together, the “Holders”).

W I T N E S S E T H

WHEREAS, reference is made to that certain $200,000,000 Second Amended and Restated Multicurrency Master Note Purchase Agreement, dated as of June 29, 2018, by and among the Company, MetLife and each Holder party thereto (as amended, restated, modified, or supplemented from time to time, the “Note Facility”), pursuant to which the Company issued and sold to the Holders its (a) 3.42% Series 2017-A Senior Notes due June 16, 2027 in the original aggregate principal amount of $50,000,000 (as in effect immediately prior to giving effect to this Amendment, the “Existing 2017 Notes”) and (b) 3.32% Series 2018-A Senior Notes due January 2, 2028 in the original aggregate principal amount of $50,000,000 (as in effect immediately prior to giving effect to this Amendment, the “Existing 2018 Notes” and, together with the Existing 2017 Notes, collectively, the “Existing Notes”);

WHEREAS, the Company has requested that the (a) Note Facility be amended by this Amendment in order to, among other things, (i) extend the Issuance Period and (ii) effect certain changes to the covenant set forth in Section 10.9 of the Note Facility and (b) Existing Notes be amended and restated; and

WHEREAS, the Company, MetLife and the Holders are willing to enter into such amendments and to amend and restate the Existing Notes subject and pursuant to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1.    Defined Terms. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Note Facility.

SECTION 2.    Amendment to the Note Facility. Effective as of the First Amendment Effective Date, the Note Facility is hereby amended as follows:

(a)    Section 2.1 of the Note Facility is hereby amended and restated in its entirety as follows:

2.1.    Facility. MetLife is willing to consider, in its sole discretion and within the limits which may be authorized for purchase by MetLife Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of MetLife to consider such purchase of Shelf Notes is herein called the “Facility”. At any time the aggregate principal amount of Shelf Notes in Section 1.4, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement and outstanding at such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. For the purposes of the preceding sentence, all aggregate principal amounts of Shelf Notes and Accepted Notes shall be calculated in Dollars; with respect to any Shelf Notes denominated or Accepted Notes to be denominated in any Available Currency other than Dollars, the Dollar Equivalent of Shelf Notes or Accepted Notes shall be used for such calculation. For the avoidance of doubt, the Available Facility Amount shall be increased by the principal amount of any outstanding Shelf Notes which are repaid or prepaid prior to the expiration of the Issuance Period (but in no event shall the Available Facility Amount exceed $100,000,000 at any time). NOTWITHSTANDING THE WILLINGNESS OF METLIFE TO CONSIDER PURCHASES OF SHELF NOTES BY METLIFE AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER METLIFE NOR ANY METLIFE AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASE OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY METLIFE OR ANY METLIFE AFFILIATE.

(b)    Subsection 2.2(i) of the Note Facility is hereby amended and restated in its entirety as follows:

(a)    June 23, 2023 (or if such day is not a Business Day, the Business Day next succeeding such day)

(c)    The first sentence of the first paragraph of Section 5 of the Note Facility is hereby amended and restated in its entirety as follows:

The Purchasers and the holders of the Notes recognize and acknowledge that the Company may supplement the following representations and warranties in this Section 5, including the Schedules related thereto, pursuant to a Request for Purchase; provided that (i) no such supplement to any representation or warranty applicable to any particular Closing Day shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on any other Closing Day or any determination of the falseness or inaccuracy thereof pursuant to Section 11(e) and (ii) no supplement to Section 5.3 or Schedule 5.3 as to any particular Closing Day shall be made after the Company makes a Request for Purchase in respect of such Closing Day.

(d)    Subsection 5.3 of the Note Facility is hereby amended and restated in its entirety as follows:

This Agreement and the documents, certificates or other writings (including the financial statements described in Section 5.5 and the financial statements provided pursuant to the terms hereof) delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby (this Agreement and such documents, certificates or other writings and financial statements delivered to each Purchaser prior to the applicable Closing Day being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since the end of the most recent fiscal year for which audited financial statements have been furnished there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. For the purposes of this Section 5.3, the Disclosure Documents shall be deemed to include all filings made with, or furnished to, the Securities and Exchange Commission by the Company pursuant to sections 13 or 15(d) of the Exchange Act, and the Company shall be deemed to have made delivery of any such Disclosure Document if it shall have timely made such Disclosure Document available on the Securities and Exchange Commission’s Electronic Data Gathering Analysis, and Retrieval system, or its successor thereto (“EDGAR”). Notwithstanding the foregoing, for purposes of this Section 5.3, and only from the First Amendment Effective Date until December 31, 2020, the impacts of the existing Coronavirus pandemic on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole that have occurred and were disclosed in writing to MetLife prior to the First Amendment Effective Date will be disregarded.

(e)    Subsection 7.2(a) of the Note Facility is hereby amended and restated in its entirety as follows:

(a)    Covenant Compliance — (i) the information required in order to establish whether the Company was in compliance with the requirements of Section 10.9 (including reasonably detailed calculations), (ii) a certification by the Senior Financial Officer that the Company was in compliance with the requirements of Section 10.5(o), Section 10.6(a) and (b)(vi) and Section 10.7(g)(iii) during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, if requested, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence), (iii) a reconciliation of the treatment of leases which are or would be deemed by GAAP as in effect on the date hereof to be treated as operating leases, in form and substance reasonably satisfactory to the Required Holder and and (iv) with respect to the financial statements delivered pursuant to Section 7.1(a), to the extent the Leverage Spike is accruing as of the date of such certificate, a reasonably detailed calculation of the Consolidated Net Leverage Ratio as of the last day of the four consecutive fiscal quarters of the Company in respect of which such certificate is delivered; and

(f)    Subsection 10.5(j) of the Note Facility is hereby amended and restated in its entirety as follows:

(j)    judgment and other similar Liens arising in connection with court proceedings in an aggregate amount not in excess of $10,000,000 (except to the extent covered by independent third-party insurance) provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(g)    Subsection 10.9 of the Note Facility is hereby amended and restated in its entirety as follows:

10.9.    Leverage Ratio.

(a)    The Company will not (i) permit the Consolidated Leverage Ratio (as defined in this Agreement as in effect prior to the First Amendment Effective Date) at any time during any period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period) ending on or before March 31, 2020 to exceed 3.25 to 1.00, (ii) permit the Consolidated Net Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period) ending after March 31, 2020 and on or before March 31, 2021 to exceed 3.75 to 1.00 or (iii) permit the Consolidated Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period) ending after March 31, 2021 to exceed 3.25 to 1.00; provided, that, to the extent the Company consummates during any fiscal quarter of the Company ending after March 31, 2021 an acquisition permitted by this Agreement for aggregate cash consideration exceeding $150,000,000 (each, a “Material Acquisition”), the Company may elect, upon written notice to MetLife and each holder of a Note, which notice shall be provided no later than the last Business Day of the fiscal quarter in which the relevant Material Acquisition is consummated, to increase the maximum Consolidated Leverage Ratio permitted by this Section 10.9(a) to 3.75 to 1.00 for the fiscal quarter in which such Material Acquisition is consummated and the three consecutive fiscal quarters of the Company following such Material Acquisition (each, a “Four Quarter Period”) (retroactive to the first day of such Four Quarter Period), and the interest rate applicable to the Notes (including, for the avoidance of doubt, the Leverage Spike, if applicable) shall increase by 0.50% per annum during the period from the first day of the second fiscal quarter of the Company in such Four Quarter Period until the earlier of (i) the last day of such fiscal quarter at the end of which the Consolidated Leverage Ratio for the four fiscal quarters of the Company then ended did not exceed 3.25 to 1.00 and (ii) the last day of the first fiscal quarter of the Company ending after such Four Quarter Period (each a “Covenant Reset Date”) (such increase, the “Acquisition Spike”); provided further that, the maximum Consolidated Leverage Ratio may be increased to 3.75 to 1.00 for a Four Quarter Period in connection with a Material Acquisition no more than three times after the Original Closing Date. For the avoidance of doubt, the Consolidated Leverage Ratio may not exceed 3.25 to 1.00 for the four fiscal quarters of the Company then last ended (in each case taken as one accounting period) as of the last day of each fiscal quarter that ends after a Covenant Reset Date during a Four Quarter Period. If the Consolidated Leverage Ratio is increased for a Four Quarter Period pursuant to the preceding sentence, no corresponding increase in the Consolidated Leverage Ratio with respect to a subsequent Material Acquisition may occur until the completion of at least one full fiscal quarter following the last day of such Four Quarter Period.

(b)    If, as of the last day of any four consecutive fiscal quarters of the Company ending during the Leverage Spike Period, the Consolidated Net Leverage Ratio exceeds 3.00 to 1.00, as evidenced by a certificate of a Senior Financial Officer delivered pursuant to Section 7.2(a), the interest rate applicable to the Notes shall be increased by 1.00% per annum (such increase, the “Leverage Spike”) for a period of time determined as follows: (A) such Leverage Spike shall begin to accrue on the first day of the fiscal quarter following the fiscal quarter in which such certificate of a Senior Financial Officer was delivered and (B) shall continue to accrue until the Company has provided a certificate of a Senior Financial Officer pursuant to Section 7.2(a) demonstrating that, (x) with respect to any four consecutive fiscal quarters of the Company ending after March 31, 2020 and before June 30, 2021, as of the last day of the four consecutive fiscal quarters of the Company in respect of which such certificate is delivered, the Consolidated Net Leverage Ratio is not more than 3.00 to 1.00, or (y) with respect to any four consecutive fiscal quarters of the Company ending on or after June 30, 2021, as of the last day of the four consecutive fiscal quarters of the Company in respect of which such certificate is delivered, the Consolidated Leverage Ratio is not more than 3.25 to 1.00, and in the event such certificate is delivered, the Leverage Spike shall cease to accrue on the last day of the fiscal quarter in which such certificate is delivered. For the avoidance of doubt, (i) if certificate of a Senior Financial Officer is not delivered on the day it is due in accordance with Section 7.2(a), then the Leverage Spike shall accrue and be determined as if the Consolidated Net Leverage Ratio exceeds 3.00 to 1.00 as of the last day of the four consecutive fiscal quarters of the Company in respect of which such certificate was due and such Leverage Spike shall continue to accrue at such rate until the next date of determination for the following period. For the avoidance of doubt, if, as of the last day of the four consecutive fiscal quarters of the Company ending on or after June 30, 2021, the Consolidated Leverage Ratio is not more than 3.25 to 1.00, the Leverage Spike shall not accrue with respect to such four consecutive fiscal quarters of the Company ending on such date or any four consecutive quarters of the Company ending thereafter.

(h)    Section 10 of the Note Facility is hereby amended by adding the following new Subsection 10.11 to immediately follow Subsection 10.10 therein:

10.11.    Restricted Payments. Until the later of (i) termination of the Leverage Spike Period and (ii) the date that no other Principal Credit Facility has a restriction on the payment of Restricted Payments, the Company will not declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Company (any such dividend, payment or setting apart, a “Restricted Payment”), whether outstanding on the First Amendment Effective Date or thereafter, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary, except (a) the Company may make Restricted Payments in the form of Equity Interests of the Company and (b) the Company may make Restricted Payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of the Company.

(i)    Section 22 of the Note Facility is hereby amended by adding the following new Subsection 22.11 to immediately follow Subsection 22.10 therein:

22.11.    Divisions.

For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of Equity Interests at such time.

(j)    Schedule B of the Note Facility is hereby amended by adding the following new definitions in alphabetical order:

“364-Day Credit Facility” means the $700,000,000 Credit Agreement dated as of April 17, 2020, among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, U.S. Bank, National Association, as syndication agent, the lenders party thereto, and T.D. Bank, N.A., ING Bank, N.V., Dublin Branch, MUFG Bank, Ltd., The Bank of New York Mellon and UniCredit Bank, A.G., as co-documentation agents, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Additional Interest” means, at any time, the sum of the Acquisition Spike (if any) and the Leverage Spike (if any) at such time.

“Cash Equivalents” means, as of any date, (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than one year from such date rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s, (b) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having (i) senior long term unsecured debt rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s and (ii) capital and surplus in excess of $100,000,000, (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody’s and in either case maturing within 120 days from such date and (d) shares of any money market mutual fund rated at least AA- or the equivalent thereof by S&P or at least Aa3 or the equivalent thereof by Moody’s.

“Cost Savings” means savings in respect of salary, benefit and other related expenses of the Company resulting from a reduction in force.

“Consolidated Net Debt” means, at any date of determination, (a) Consolidated Total Debt at such date minus (b) Unrestricted Cash at such date in an aggregate amount not to exceed $250,000,000 under this clause (b).

“Consolidated Net Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Net Debt on such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on (or most recently ended prior to) such date.

“Designated Charges” means, for any period, subject to the last two sentences of this definition, the sum of (a) to the extent deducted in computing Consolidated Operating Income for such period, the aggregate of total (i) extraordinary, unusual or non-recurring charges and expenses and (ii) Restructuring Expenses plus (b) Pro Forma Cost Savings for such period. The sum of Restructuring Expenses and Pro Forma Cost Savings for any period shall not exceed (1) in the case of any such period ending on or prior to December 31, 2019, 10% of Consolidated EBITDA for such period, (2) in the case of any such period ending after December 31, 2019 and on or prior to March 31, 2021, $100,000,000 and (3) in the case of any such period ending after March 31, 2021, 10% of Consolidated EBITDA for such period; Restructuring Expenses and Pro Forma Cost Savings shall be determined on a consolidated basis in accordance with GAAP and calculated consistently with the Company’s calculation thereof in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The aggregate amount of Pro Forma Cost Savings for any period of four fiscal quarters ending after March 31, 2020 and on or prior to March 31, 2021 shall not exceed $25,000,000.

“First Amendment Effective Date” has the definition set forth in the First Amendment to Second Amended and Restated Multicurrency Master Note Purchase Agreement, dated as of June 23, 2020, among the Company, MetLife and each holder party thereto.

“Leverage Spike” is defined in Section 10.9(b).

“Leverage Spike Period” means the period beginning on the First Amendment Effective Date and continuing through and until the date on which the Company delivers evidence to the holders that (a) the Company is in compliance with Section 10.9 for four consecutive fiscal quarters of the Company ended on or after June 30, 2021 and (b) on such date no Event of Default has occurred or is continuing.

“Moody’s” means Moody’s Investors Service, Inc., or any successor.

“Pro Forma Cost Savings” means (a) in respect of the four quarters of the Company ending on June 30, 2020 the Cost Savings attributable to the fiscal quarter of the Company ending on such date multiplied by three, (b) in respect of the four quarters of the Company ending on September 30, 2020 an amount equal to the Cost Savings attributable to the period of two consecutive fiscal quarters of the Company ending on such date, (c) in respect of the four quarters of the Company ending on December 31, 2020 the Cost Savings attributable to the period of three consecutive fiscal quarters of the Company ending on such date multiplied by one third and (d) zero thereafter.

“Restricted Payment” is defined in Section 10.11.

“Restructuring Expenses” means restructuring, consolidation, transaction, integration or other similar charges and expenses.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Company, or its successors or assigns.

“Unrestricted Cash” means, as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Company and its Subsidiaries, determined on such date on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, to the extent such cash and Cash Equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations or (b) classified as “restricted.”

(k)    The definition of “Consolidated EBITDA” in Schedule B of the Note Facility is hereby amended and restated in its entirety as follows:

“Consolidated EBITDA” means, for any period, Consolidated Operating Income plus, without duplication, (a) Consolidated Interest Income, (b) depreciation, (c) amortization, (d) the Designated Charges and (e) to the extent deducted in computing Consolidated Operating Income, stock-based compensation of the Company and its Subsidiaries in each case for such period and determined on a consolidated basis in accordance with GAAP and, except for Designated Charges consisting of Pro Forma Cost Savings, as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(l)    The definition of “Existing Credit Facility” in Schedule B of the Note Facility is hereby amended and restated in its entirety as follows:

“Existing Credit Facility” means the $750,000,000 Credit Agreement, dated as of April 18, 2017 (as amended by the First Amendment dated as of June 29, 2018, and as further amended by the Second Amendment dated as of April 17, 2020), among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the syndication agent, the lenders party thereto and JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as joint lead arrangers and joint bookrunners as the same may be amended, supplemented, restated or otherwise modified from time to time.

(m)    The definition of “Principal Credit Facility” in Schedule B of the Note Facility is hereby amended and restated in its entirety as follows:

“Principal Credit Facility” means any agreement, instrument or facility, and any renewal, refinancing, refunding or replacement thereof, or any two or more of any of the foregoing forming part of a common interrelated financing or other transaction (collectively, a “Credit Agreement”) in respect of which the Company or any Subsidiary is a borrower, guarantor or other obligor, providing for the incurrence of Indebtedness by the Company or any Subsidiary in an aggregate principal amount equal to or in excess of $200,000,000 (or the equivalent thereof in any other currency), regardless of the principal amount outstanding thereunder from time to time. For the avoidance of doubt, each of the Existing Credit Facility, the 364-Day Credit Facility, the New York Life Master Note Facility and the Prudential Shelf Agreement is a Principal Credit Facility.

(n)    Exhibits 1.4 and 9.8 of the Note Facility are hereby amended to delete the reference to “Acquisition Spike” therein and to insert in lieu thereof “Additional Interest”.

(o)    Exhibits 1.4, 2, 3, 4.10 and 9.8 of the Note Facility are hereby amended to delete the reference to “MetLife Investment Advisors Company, LLC” therein and to insert in lieu thereof “MetLife Investment Management, LLC (formerly known as MetLife Investment Advisors Company, LLC and MetLife Investment Advisors, LLC)”.

SECTION 3.    Amendment and Restatement of Existing Notes.

(a)    The Company hereby agrees, and subject to the satisfaction of the conditions precedent set forth in Section 5 of this Amendment, each holder of the Existing 2017 Notes, by its execution of this Agreement, hereby agrees and consents to the amendment and restatement in their entirety of the Existing 2017 Notes, effective as of the First Amendment Effective Date, on the terms set forth in this Section 3(a). Each Existing 2017 Note is hereby and shall be deemed to be, automatically and without any further action, amended and restated in its entirety in the form of Exhibit 3(a) hereto (as so amended and restated, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated 2017 Notes”, such term to include any such notes issued in substitution, replacement or exchange therefore pursuant to Section 13 of the Note Facility), except that the payee, date, registration number and principal amount number set forth in each Existing 2017 Note shall remain the same; provided, however, at the request of any holder of an Existing 2017 Note, the Company shall execute and deliver a new Amended and Restated 2017 Note in the form of such Exhibit 3(a) in exchange for its Existing 2017 Note, registered in the name of such holder, in the aggregate principal amount of the Amended and Restated 2017 Note owing to such holder on the date hereof and dated the date of the last interest payment made to such holder in respect of its Existing 2017 Note.

(b)    The Company hereby agrees, and subject to the satisfaction of the conditions precedent set forth in Section 5 of this Amendment, each holder of the Existing 2018 Notes, by its execution of this Agreement, hereby agrees and consents to the amendment and restatement in their entirety of the Existing 2018 Notes, effective as of the First Amendment Effective Date, on the terms set forth in this Section 3(b). Each Existing 2018 Note is hereby and shall be deemed to be, automatically and without any further action, amended and restated in its entirety in the form of Exhibit 3(b) hereto (as so amended and restated, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated 2018 Notes”, such term to include any such notes issued in substitution, replacement or exchange therefore pursuant to Section 13 of the Note Facility; the Amended and Restated 2018 Notes, together with the Amended and Restated 2017 Notes, collectively, the “Amended and Restated Notes”), except that the payee, date, registration number and principal amount set forth in each Existing 2018 Note shall remain the same; provided, however, at the request of any holder of an Existing 2018 Note, the Company shall execute and deliver a new Amended and Restated 2018 Note in the form of such Exhibit 3(b) in exchange for its Existing 2018 Note, registered in the name of such holder, in the aggregate principal amount of the Amended and Restated 2018 Note owing to such holder on the date hereof and dated the date of the last interest payment made to such holder in respect of its Existing 2018 Note.

(c)    The parties hereto hereby acknowledge and agree that the amendments to the Existing Notes set forth herein could have been effected through an agreement or instrument of amendment, and for convenience, the parties hereto have agreed to restate the terms and provisions of the Existing Notes pursuant to this Section 3. The parties hereto specifically agree and confirm that the transactions effected hereby and by the Amended and Restated Notes shall in no way evidence a new debt of the Company or a novation of the Existing Notes, but rather that all outstanding debt of the Company in respect of the Existing Notes is continued in full force and effect on the terms and conditions set forth in the Note Facility (as modified by this Amendment) and the Amended and Restated Notes. All outstanding amounts owing by the Company in respect of the Existing Notes shall continue to be owing under the Note Facility and the Amended and Restated Notes (without any further action required on the part of any Person), and shall be payable in accordance with the Note Facility (as modified by this Amendment) and the Amended and Restated Notes.

SECTION 4.    Representations and Warranties. To induce MetLife and the Holders to enter into this Amendment, the Company hereby represents and warrants to MetLife and the Holders that, both before (except with respect to Section 4(f) below) and after giving effect to this Amendment:

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation, where legally applicable, and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority, in all material respects, to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts, to execute and deliver this Amendment and to perform the provisions hereof and thereof.

(b)    This Amendment has been duly authorized by all necessary corporate action on the part of the Company, and this Amendment constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)    This Amendment and the documents, certificates or other writings delivered to the Holders by or on behalf of the Company in connection with the amendments set forth herein, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates or other writings delivered to the Holders by or on behalf of the Company in connection with the amendments set forth herein.

(d)    No event has occurred and no condition exists that, either before or after giving effect to this Amendment, constitutes or would constitute a Default or an Event of Default.

(e)    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Amendment.

(f)    After giving effect to this Amendment, the representations and warranties contained in the Note Facility (except with respect to Section 5.8, as disclosed in the Company’s Quarterly Report on Form 10-Q or in the Company’s Annual Report on Form 10-K, in each case, most recently filed with the Securities and Exchange Commission) and the other Financing Documents are true and correct in all material respects as of the First Amendment Effective Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(g)    The Company has not paid, nor has it agreed to pay, any fees or other compensation in connection with the amendments described in Section 5(b), (c), and (d) below, apart from an amendment fee equal to ten basis points (0.10%) of the principal amount of notes outstanding (i) under the Prudential Shelf Agreement in connection with the Prudential Amendment (as hereinafter defined) and (ii) under the New York Life Shelf Agreement in connection with the New York Life Amendment (as hereinafter defined).

SECTION 5.    Conditions to Effectiveness. The amendments set forth in Section 2 and the amendment and restatement of the Existing Notes set forth in Section 3 shall become effective on the first date on which the following conditions precedent have been satisfied or waived (the first date on which such conditions shall have been so satisfied or waived, the “First Amendment Effective Date”):

(a)    The Company, MetLife and the Holders shall have executed and delivered a counterpart of this Amendment.

(b)    MetLife and the Holders shall have received a fully executed copy of an amendment agreement to the Existing Credit Facility, dated as of April 17, 2020 (the “Bank Amendment”), by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, in form and substance satisfactory to the Required Holders.

(c)    MetLife and the Holders shall have received a fully executed copy of an amendment agreement to the New York Life Master Note Facility, dated as of the date hereof (the “New York Life Amendment”), by and among the Company, NYL Investors LLC and the other holders of notes party thereto, in form and substance satisfactory to the Required Holders.

(d)    MetLife and the Holders shall have received a fully executed copy of an amendment agreement to the Prudential Shelf Agreement, dated as of the date hereof (the “Prudential Amendment”), by and among the Company, PGIM, Inc., The Prudential Insurance Company of America and the other holders of notes party thereto, in form and substance satisfactory to the Required Holders.

(e)    MetLife and the Holders shall have received a certificate signed by a Responsible Officer of the Company, in form and substance satisfactory to the Holders, certifying that the conditions specified in clauses (h) and (i) of this Section 5 has been satisfied as of the First Amendment Effective Date.

(f)    MetLife and the Holders shall have received a certificate of a Secretary or Assistant Secretary of the Company, dated as of the date hereof, (i) certifying as to the resolutions attached thereto, incumbency of applicable officers and other corporate proceedings relating to the authorization, execution and delivery of this Amendment and the Amended and Restated Notes, and (ii) attaching true, correct and complete copies of the corporate charter and bylaws of the Company or certifying that the corporate charter and bylaws most recently provided to the Holders are still in full force and effect and have not since been amended, restated, supplemented or otherwise modified in any respect.

(g)    MetLife and the Holders shall have received a good standing certificate for the Company from the Secretary of State of Delaware, dated of a recent date, and such other evidence of the status of the Company as MetLife and the Holders may reasonably request.

(h)    Each of the representations and warranties set forth in Section 4 above shall be true and correct as of the date of the execution and delivery of this Amendment and as of the First Amendment Effective Date as if made on and as of such date (or if any representation and warranty is expressly stated to have been made as of a specific date, as of such specific date).

(i)    No Default or Event of Default shall have occurred and be continuing on and as of the First Amendment Effective Date or immediately after giving effect to this Amendment.

(j)    Each holder of the Notes shall have received payment of an amendment fee of 10 basis points (0.10%) of the principal amount of the outstanding Notes held by such holder.

(k)    The Company shall have paid the reasonable fees and disbursements of the Holders’ special counsel in accordance with Section 7 below.

SECTION 6.    Effects on Note Facility. This Amendment shall be construed in connection with and as a part of the Note Facility and, except as specifically amended herein, the Note Facility shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Note Facility without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment unless the context otherwise requires.

SECTION 7.    Expenses. Without prejudice to the provisions of Section 15 (Expenses, Etc.) of the Note Facility, whether or not the amendments set forth herein become effective, the Company agrees to pay or reimburse MetLife and the Holders for all of their reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Amendment and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonble and documented fees and disbursements of Morgan, Lewis & Bockius LLP, counsel to MetLife and the Holders.

SECTION 8.    GOVERNING LAW; JURISDICTION AND PROCESS; WAIVER OF JURY TRIAL. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. EACH PARTY HERETO HEREBY AGREES AS SET FORTH FURTHER IN SECTION 22.8 OF THE NOTE FACILITY AS IF SUCH SECTION WAS SET FORTH IN FULL HEREIN.

SECTION 9.    No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Facility or an accord and satisfaction in regard thereto.

SECTION 10.    Financing Document. This Amendment shall constitute a “Financing Document” for all purposes of the Note Facility and the other Financing Documents.

SECTION 11.    Amendments; Execution in Counterparts; Electronic Execution.

(a)    This Amendment shall not constitute an amendment of any other provision of the Note Facility not referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Company that would require a waiver or consent of the Holders or MetLife. Except as expressly amended hereby, the provisions of the Note Facility are and shall remain in full force and effect.

(b)    This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, including by means of facsimile or electronic transmission, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(c)    Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require MetLife or the Holders to accept Electronic Signatures in any form or format without their prior written consent. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the MetLife, the Company and the other parties hereto, electronic images of this Amendment or any other Financing Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of this Amendment or any of the other Financing Documents based solely on the lack of paper original copies of this Amendment or any other Financing Documents, including with respect to any signature pages hereto or thereto.

SECTION 12.    Successors and Assigns. All covenants and other agreements contained in this Amendment by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

SECTION 13.    Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

HENRY SCHEIN, INC., as the Company

by
/s/ Michael Amodio
	Name:	Michael Amodio
	Title:	Vice President and Treasurer

[Signature Page to First Amendment to Second A&R Multicurrency Master Note Purchase Agreement (MetLife)]

METLIFE INVESTMENT MANAGEMENT, LLC

by
/s/ John Wills
	Name:	John Wills
	Title:	Authorized Signatory

METROPOLITAN LIFE INSURANCE COMPANY
By: MetLife Investment Management, LLC, Its Investment Manager

METLIFE INSURANCE K.K.
By: MetLife Investment Management, LLC, Its Investment Manager

METLIFE REINSURANCE COMPANY OF CHARLESTON
By: MetLife Investment Management, LLC, Its Investment Manager

FARMERS NEW WORLD LIFE INSURANCE COMPANY
By: MetLife Investment Management, LLC, Its Investment Manager

ZURICH AMERICAN INSURANCE COMPANY
By: MetLife Investment Management, LLC, Its Investment Manager

PENSION AND SAVINGS COMMITTEE, ON BEHALF OF THE ZURICH AMERICAN INSURANCE COMPANY MASTER RETIREMENT TRUST
By: MetLife Investment Management, LLC, Its Investment Manager

ZURICH INSURANCE COMPANY LTD, BERMUDA BRANCH
By: MetLife Investment Management, LLC, Its Investment Manager

TRANSATLANTIC REINSURANCE COMPANY
By: MetLife Investment Management, LLC, Its Investment Manager

BRIGHTHOUSE LIFE INSURANCE COMPANY
By: MetLife Investment Management, LLC, Its Investment Manager

by
/s/ John Wills
	Name:	John Wills
	Title:	Authorized Signatory

[Signature Page to First Amendment to Second A&R Multicurrency Master Note Purchase Agreement (MetLife)]